Exhibit 99.1

For immediate release:

Contacts:

NetSpend Media Relations mediarelations@netspend.com	Cyle Mims TSYS Media Relations +1.706.644.3110 cylemims@tsys.com	Shawn Roberts TSYS Investor Relations +1.706.644.6081 shawnroberts@tsys.com

NETSPEND RESPONDS TO FEDERAL TRADE COMMISSION COMPLAINT

AUSTIN, Texas, Nov. 10, 2016 — Today, NetSpend, a leading provider of prepaid card solutions, became subject to a complaint filed by the Federal Trade Commission (FTC) related to certain NetSpend marketing materials. NetSpend intends to vigorously contest this complaint and has substantial defenses to do so.

At issue in the complaint is whether consumers were deceived because of NetSpend’s compliance with federally mandated obligations under the USA PATRIOT Act to confirm the identity of those acquiring NetSpend prepaid cards. NetSpend takes seriously and carefully adheres to these legal mandates to fight identity theft, money laundering and terrorist financing and believes that no one was deceived or harmed by the company’s compliance with these legal obligations. The complaint also relates to NetSpend’s fraud controls, which are required by federal law, including the FTC’s own Red Flags Rule, to monitor accounts for account takeover and possible fraud in order to protect consumer funds. These processes are not deceptive, but instead comply with the law and protect consumers.

Customers expect and deserve strong safeguards that combat identify theft, fraud and other criminal activity. NetSpend is committed to meeting those expectations and complying with federal law while delivering the convenience and financial flexibility that our products offer. NetSpend promotes financial inclusion by making prepaid cards available to millions of hard-working Americans who do not have access to a traditional bank account or who choose to rely on alternative financial services.

NetSpend brings cardholders into the digital economy with electronic payments, online account tools, and automatic balance updates. The NetSpend prepaid card is a bank-issued product that offers FDIC insurance, interest bearing savings accounts, payback rewards, and direct deposit.

About NetSpend, a TSYS Company

NetSpend is the prepaid provider of choice to self-banked consumers and the brands that serve them. With a mission to empower consumers with the convenience, security and freedom to be self-banked, NetSpend’s products have helped over 10 million consumers spend, budget and pay bills since 1999. Consumers can reload and find NetSpend Prepaid Cards at convenient locations nationwide through NetSpend’s extensive network of 130,000 reload points and more than 85,000 distributing locations and employers, including check cashers, convenience stores, grocers, pharmacies, insurance providers and tax preparers. Headquartered in Austin, Texas, NetSpend is a wholly owned subsidiary of TSYS (NYSE: TSS). For more information, please visit www.netspend.com.

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